PROMISSORY NOTE

Borrower: LGI DELAWARE, LLC
4705 Seashore Drive
Newport Beach,CA 92663

Lender: CATHAY BANK, a California Banking Corp.
REAL ESTATE COMMERCIAL LOAN DEPARTMENT
777 NORTH BROADWAY LOS ANGELES, CA 90012

Principal Amount: $12,698,073.37                                                                                                                                Date of Note: June 18. 2010

PROMISE TO PAY: LGI DELAWARE, LLC ("Borrower") promises to pay to CATHAY BAN, a California Banking Corp. ("Lender"), or order, In lawful money of the United States of America, the principal amount of Twelve Million Six Hundred Ninety-eight Thousand Seventy-three &
37/100 Dollors ($12,698,073.37), together with Interest on the unpaid principal balance from June18, 2010, until paid in full.

PAYMENT. Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan ln accordance with the following payment schedule:

Thlrty-five (35) monthly payments, initially in the MINIMUM amount of $82,627.00 each, and ONE final payment of all outstanding prlncipal and accrued interest on JUNE 20, 2013 ("Final Payment Date"), Borrower's first payment is due on JULY 20, 2010, and each subsequent payment is due on the same day of each month thereafter, until the Final Payment Date. The initial monthly payment was calculated as if the loan was for a term expiring approximately 300 months after the date of this Note (the "Initial Amortiztion Period") and as if the loan was payable in equal monthly payments of principal and interest during the entire Initial Amortizatlon Period at the Interest rate in effect as of the data of this Note, which is 6.000%. The amount of the minimum monthly payment is subject to change at least once every six months during the term of the loan ("Payment Change Date") beginning on the due date of the 7th scheduled monthly payment, based on tha Interest rate effective the month preceding the Payment Change Date and the remaining principal balance as hereinafter provided. On each Payment Change Date and beginning with that payment, the required minimum payment amount due on that date and on the due date of the monthly payment thereafter until the next Payment Change Date (subject to additional amounts to cover any shortfall in the required interest payments as hereinafter provided), will be that amount which would be sufficient to repay the outstanding principal balance of the Note as of the Payment Change Date, plus interest accruing thereon at the annual rate in effect, in equal monthly payments as if the loan term was the remainder of the Initial Amortization Period: provided that the full amount of unpaid principal and unpaid accrued interest will be due and payable on the Final Payment date. Borrower understands and agrees that the lnterest rate due on the Note may change monthly and that in the event the Intereat rate increases at any time during the term of this Note, there is a possibility that such minimum monthly payments may not be sufficient to in full all monthly accrued Interest; in which event, Borrower agrees to pay to Lender, upon demand, such additional sums which, together with and in addition to the minimum monthly payment then in effect, wlll be sufficient to pay in full all such accrued unpaid interest on the due date of each monthly payment hereunder. In the event of such increases in interest rate between Payment Change Dates, Borrower understands that unpaid principal due on the Note may not be reduced by Borrower's monthly payments and that the amount of the final payment due on the Note may be greater than any prior estimate.

Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid Interest; then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as lender may designate in writing.

VARIABLE INTEREST RATE. The Interest rate on this Note is subject to change from time to time based on changes in an independent Index which is the PRIME RATE AS PUBLISHED IN THE WALL STREET JOURNAL (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute Index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The Interest rate change will not occur more often than each MONTH AS OF THE 20TH AND IS THE INDEX AS OF TEN DAYS BEFORE THE INTEREST RATE CHANGE DATE. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 1.000 percentage point over the Index. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower's payments to ensure Borrower's loan will pay off by Its original final maturity date, (B) increase Borrower's payments to cover accruing Interest, (C) increase the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and Increase Borrower's final payment.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All intereat payable under this Note is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note. (Initial Here)

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender paymants marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, lender may accept it without loslng any of lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: CATHAY BANK, a California Banking Corp.; REAL ESTATE COMMERCIAL LOAN DEPARTMENT; 777 NORTH BROADWAY; LOS ANGELES, CA 90012.

LATE CHARGE. If a payment is 11 days or more late, Borrower will be charged 5.000% of the unpaid portion of the principal and interest overdue or $5.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default,the interest rate on this Note shall, if permitted under applicable law, immediately increase by adding an additional 5.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note: Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligatlons under this Note or any of the related documents.

Environmental Default. Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in any environmental agreement executed in connection with any loan.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower's existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there's a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid Interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire ar pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (Including efforts to modify or vacate any automatic stay or Injunction), and appeals. Borrower also will pay any court costs, in addttlon to all other sums provided by law.

JURY WAIVER. To the extent permitted by applicable law. Lender and Borrower hereby waive the right to any Jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to Its conflicts of law provisions. This Note has been accepted by Lender In the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of LOS ANGELES County, State of California.

COLLATERAL. Borrower acknowledges this Note is secured by property as described in a UCC Financing Statement and Deeds of Trust dated September 7, 2007 and June 18, 2010 to a trustee in favor of Lender on real properties located In San Diego and Orange, State of California. That agreement contains the following due on sale provision: Lender may, at Lender's option, declare immediately due and payable all sums secured by the Deed of Trust upon the sale or transfer, without Lender's prior wrttten consent, of all or any part of the Real Property, or any Interest in the Real Property. A "sale or transfer" means the conveyance of Real Property or any right, title or Interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greatet than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Property, or by any other method of conveyance of an interest in the Real Property. If any Borrower is a corporation, partnership or limited liability company, transfer also includes any change in ownership of more then twenty-five percent (25%) of the voting stock, partnership interests or limited liability company interests, as the case may be, of such Borrower. However, this option shall not be exercised by lender if such exercise is prohibited by applicable law.

WAIVER OF CONFIDENTIALITY OF BUSINESS ADDRESS. Borrower hereby waives any rights to keep business address on file with the Department of Motor Vehicles, or equivalent governmental agency ("DMV") confidential from Lender. Borrower authorizes Lender, its agents, successors, and assigns to obtain business address from the DMV when lender has legitimate need for this information.

BUSINESS LOAN AGREEMENT. This Note is additionally subject to all the terms and conditions of a Business Loan Agreement of even date herewith together with any and all modifications and replacements thereof.

ARBITRATION. Lender and Borrower and Guarantor agree that all disputes, claims and controversies batween them, whether individual, joint, or class in nature, arising from the Note, Guaranty, or any other loan document, including without limitation contract and tort disputes, shall be arbitrated pursuant to the rules of the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules and Supplemental Procedures for Financial Services Disputes, upon request of either party. No act to take or dispose of any collateral securing the Note or Guaranty shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or lmposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims. or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral securing the Note, Guaranty, or any other loan document, including without limitation, any clalm to rescind, reform, or otherwise modify any agreement relating to the collateral securing the Note or Guaranty shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Lender and Borrower and Guarantor agree that in the evant of an action for judicial foreclosure pursuant to California Code of Civil Procedure Section 726, or any similar provision in any other State, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including counterclaims, as lawfully may be referred to arbitration. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The arbitrators shall not have power to make an award of $1.0 million or more against any party to an arbitration unless it is in the form of a statement of decision as described in California Code of Civil Procedure Section 832, and the parties specifically reserve the right, upon a petition to vacate, to have any such award reviewed and vacated upon the same grounds as would result in reversal on appeal from a judgment after trial by court. Nothing in the Note or Guaranty shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes.

To the extent not provided by this agreement, including the Rules incorporated herein, arbitration hereunder shall be governed by California arbitration law. Arbitration shall be conducted in California, in English and, unless otherwise agreed to by the parties with respect to a particular dispute, shall be heard by a panel of three arbitrators. The Arbitrators in any arbitration shall be experienced in the areas of law raised by the subject matter of the dispute. Lists of prospective arbitrators shall include retired judges. Notwithstanding the AAA rules, (a) any party may strike from a list of prospective arbitrators any individual who is regarded by that party as not appropriate for the dispute; and (b), if the arbitrator appointment cannot be made from the initial list of prospective arbitrators circulated by the AAA, a second and,·if necessary, a third list shall be circulated and exhausted before the AAA is empowered to make the appointment.

The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

INTEREST RATE FLOOR. Under no circumstances will the Interest rate on this Note be less then 6.000% (the "Interest Rate Floor") or more than the maximum rate allowed by applicable law; provided, however, that If this Note changes the amount of the Interest Rate Floor, the new amount of the Interest Rate Floor will not be effective until such time (a) all conditions to the effectiveness of this Note are satisfied, (b) all documents required by Lender in connection with this Note have been received, and (c) Lender's internal loan department has made such adjustments to the Lender's automated loan system as may be necessary to change the amount of the Interest Rate Floor.

PRIOR NOTE. This is a refinance of a promissory note dated September 7, 2007, and any and all renewals, extensions, modifications, substitutions and consolidations thereof executed by Borrower to Lender.

NO CONTRACTUAL OBLIGATION FOR REFINANCE. Borrower understands and agrees that Lender is not obligated to refinance or extend the term of this Note upon or any time after the Final Payment or Maturity Date.

PAYMENTS APPLICATION. Notwithstanding anything contained in this Note to the contrary, interest payable on tho outstanding principal balance shall be calculated, and each payment shall be applied by Lender, as if recelved on the specified due date for such payment. Borrower acknowledges and agrees that Lender will not make any adjustments to the allocation of any payments made hereunder, even if such payments are not actualty received on the applicable payment due date.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liaibility. All such parties agree that Lender may renew or extend (repeatedly and for any length of time, this loan or release any party or guarantor or collateral;or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan wlthout the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE. BORROWER;